Exhibit 2.1

NOTE PURCHASE AGREEMENT

THIS NOTE PURCHASE AGREEMENT (this “Agreement”), dated as of June 6, 2024, by and among Emerald JV Holdings L.P., a Delaware limited partnership (the “Partnership”), EMRLD Seller Notes Issuer LP, a Delaware limited partnership and wholly-owned subsidiary of the Partnership (“Issuer”), Emerson Electric Co., a Missouri corporation (“Emerson”), and EMR Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of Emerson (“EMR Holdings”). The Parties to this Agreement shall be referred to herein from time to time as a “Party” and collectively as the “Parties.”

Recitals

WHEREAS, Emerson, BCP Emerald Aggregator L.P., a Delaware limited partnership (“Ruby”), the Partnership and Emerald Debt Merger Sub L.L.C. previously entered into that certain Transaction Agreement, dated as of October 30, 2022 (as amended, restated, modified or supplemented from time to time, the “Transaction Agreement”), pursuant to which Affiliates of Emerson contributed Emerson’s Climate Technologies business to the Partnership and Ruby acquired (x) sixty percent (60%) of the Class A-1 Units (as defined in the LPA) in the Partnership and all of the Class P Units (as defined in the LPA) in the Partnership and (y) sixty percent (60%) of the units of Emerald JV Holdings G.P. LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”);

WHEREAS, the closing of the transactions contemplated by the Transaction Agreement took place on May 31, 2023, at which time (x) each of the Partnership and the General Partner became jointly owned by Ruby and certain wholly-owned subsidiaries of Emerson and (y) the Seller Notes (as defined below) were issued by Issuer to EMR Holdings in connection with the financing of the transactions contemplated thereby;

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Issuer desires to repurchase from EMR Holdings, and EMR Holdings desires to sell and assign to Issuer, the outstanding Seller Notes; and

WHEREAS, concurrently herewith, the Board has approved the transactions contemplated by this Agreement, and such approval is attached hereto as Exhibit A.

NOW, THEREFORE, in consideration of the promises, agreements and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I.

DEFINITIONS

Section 1.1   Definitions. Capitalized terms used herein but not otherwise defined shall have the respective meanings ascribed to such terms in the Seller Notes. As used in this Agreement, the following terms have the following meanings:

“Action” means any action, claim, suit, or proceeding, in each case by or before any arbitrator or Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings; provided, however, that in no event shall the Partnership or any of its Subsidiaries (including Issuer) be considered an “Affiliate” of any investment fund or investment vehicle affiliated with Blackstone Inc. or any other Sponsor (as defined in the Transaction Agreement) or any portfolio company (as that term is customarily understood among institutional private equity investors) of any such investment fund or investment vehicle nor shall any investment fund or investment vehicle affiliated with Blackstone Inc. or any other Sponsor or any portfolio company of any such investment fund or investment vehicle be considered an “Affiliate” of the Partnership or its Subsidiaries (including Issuer), in each case other than for purposes of Section 3.2(h), Section 7.8 and Section 7.9. For the avoidance of doubt, in no event shall Aspen Technology, Inc. or any of its Subsidiaries be deemed to be an Affiliate of Emerson hereunder.

“Alternative Financing” has the meaning set forth in Section 4.5(c).

“Business Day” means any day other than a Saturday, a Sunday, or a holiday on which commercial banks in New York, New York are authorized or required by Law to close. “Cash Consideration” has the meaning set forth in Section 2.2.

“Closing” has the meaning set forth in Section 2.3(a).

“Closing Date” has the meaning set forth in Section 2.3(a).

“Closing Deadline” has the meaning set forth in Section 6.1(b).

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute. Any reference herein to a particular provision of the Code shall mean, where appropriate, the corresponding provision in any successor statute.

“Competition Laws” means statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade, or lessening of competition through merger or acquisition.

“Contracting Parties” has the meaning set forth in Section 7.9.

“Debt Commitment Letter” has the meaning set forth in Section 3.2(f)(i).

“Debt Financing” has the meaning set forth in Section 3.2(f)(i).

“Debt Financing Agreements” has the meaning set forth in Section 4.5(b).

“Debt Financing Parties” means each Debt Financing Source, and their respective Representatives and Affiliates.

“Debt Financing Source” means each entity that is party to the Debt Commitment Letter; provided that in the event that any Additional Commitment Party (as defined in the Debt Commitment Letter) is added as a party to the Debt Commitment Letter after the date hereof, the term “Debt Financing Source” shall include each such institution.

“DFS Provisions” has the meaning set forth in Section 7.1.

“Disclosure Schedules” has the meaning set forth in Section 7.18.

“EMR Parties” means Emerson, EMR Holdings and their respective Affiliates.

“Enforceability Exceptions” mean applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally and general principles of equity.

“Foreign (Direct) Investment Laws” means any statute, Law, ordinance, rule or regulation of any jurisdiction or any country designed to prohibit, restrict, regulate or screen foreign direct investments into such jurisdiction or country.

“Fraud” means the making by a Party, to another Party, of an express representation or warranty contained in this Agreement by the first such Party if, at the time such representation or warranty was made by such Party, (i) such representation or warranty was inaccurate, (ii) such Party had actual knowledge (meaning without imputed or constructive knowledge, and without any duty of inquiry or investigation) that such representation or warranty was inaccurate, (iii) in making such representation or warranty the Person(s) with knowledge of the inaccuracy thereof had the intent to deceive such other Party and to induce such other Party to enter into this Agreement, and (iv) such other Party acted in reasonable reliance on such representation or warranty and suffered damages as a result of such reliance. For the avoidance of doubt, “Fraud” does not include equitable fraud, promissory fraud, unfair dealings fraud, or any torts (including fraud) based on negligence or recklessness.

“Governmental Authority” means any transnational, domestic or foreign federal, state, provincial or local, governmental authority, quasi-governmental, regulatory or administrative agency, self-regulatory authority, department, court, commission, board, bureau, agency or official, including any political subdivision thereof.

“Issuer Parties” means Issuer, the Partnership and their respective Affiliates.

“Law” means any applicable federal, state, foreign or local law (including common law), constitution, treaty, convention, ordinance, code, rule, regulation, Order, or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority.

“Lien” means, with respect to any property or asset, any mortgage, lien, license, adverse ownership interest, claim, sublicense, easement, option, mortgage, deed of trust, grant, pledge, charge, security interest or encumbrance in respect of such property or asset.

“LLCA” means that certain Amended and Restated Limited Liability Company Agreement of the General Partner, dated as of May 31, 2023, as amended.

“LPA” means that certain Second Amended and Restated Limited Partnership Agreement of the Partnership, dated as of May 31, 2023, as amended.

“Opco Borrower” means EMRLD Borrower, LP, a Delaware limited partnership and wholly-owned subsidiary of Issuer.

“Operative Documents” means the LPA, the LLCA, and any other governing documents of the Partnership and the General Partner.

“Order” means any order, writ, injunction, decree, judgment, award, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Authority.

“Representative” means, with respect to any Person, such Person’s directors, officers, employees, counsel, financial advisors, financing sources, auditors, agents and other authorized representatives.

“Seller Notes” means, collectively, (a) Unsecured Seller Note 1, dated as of May 31, 2023 (as amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof, “Seller Note 1”), issued by Issuer in favor of EMR Holdings and (b) Unsecured Seller Note 2, dated as of May 31, 2023 (as amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof, “Seller Note 2” and, together with Seller Note 1, the “Seller Notes”) issued by Issuer in favor of EMR Holdings.

“Transfer Taxes” means any sales, use, value added, registration, stamp, customs or duties, documentary, transfer (including real property transfer) and similar taxes (including any penalties and interest), in each case with respect to the transactions contemplated by this Agreement.

“Willful Breach” means a deliberate act or a deliberate failure to act, taken with knowledge that such act, or failure to act, constitutes, or would reasonably be likely to constitute, in and of itself a material breach of this Agreement, regardless of whether breaching was the object of the act or failure to act.

Article II.

PURCHASE AND SALE

Section 2.1   Purchase and Sale. Subject to the terms and conditions of this Agreement, at the Closing EMR Holdings agrees to sell, assign and transfer to Issuer all of its right, title and interest in and to the Seller Notes, free and clear of all Liens.

Section 2.2   Cash Consideration. The cash consideration to be paid by Issuer to EMR Holdings for the Seller Notes (the “Cash Consideration”) shall be an amount equal to $1,900,000,000. The payment shall be made to an account designated by EMR Holdings, and details of such account shall be provided by EMR Holdings to Issuer at least three (3) Business Days prior to the Closing Date.

Section 2.3   The Closing.

(a)   The closing of the transactions contemplated by this Agreement (the “Closing”) will take place (i) three (3) Business Days following the satisfaction or waiver of the conditions to the Closing set forth in Article V (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction of such conditions), or (ii) on such other date as Issuer and EMR Holdings may agree (the day on which the Closing takes place being the “Closing Date”); provided that the Closing shall not occur prior to the date that is 60 days following the date hereof without the written consent of Issuer, in its sole discretion. The Closing shall take place by exchange of electronic executed documents, subject to the satisfaction or waiver of the conditions to Closing set forth in Article V.

(b)   Immediately upon receipt by EMR Holdings of the Cash Consideration, the Parties agree that (i) all of the Obligations of Issuer under each of the Seller Notes shall be fully paid, released, discharged and satisfied in full and (ii) each Seller Note shall, without further action, irrevocably, immediately and automatically, without further action, terminate and be of no further force or effect, except for those provisions that are expressly specified in the Seller Notes as surviving the repayment, satisfaction or discharge of all the Obligations, which shall survive without prejudice and remain in full force and effect only to the extent so expressly provided in the Seller Notes.

Section 2.4   Deliveries at Closing. At the Closing:

(a)   Issuer will pay to EMR Holdings the Cash Consideration by wire transfer of immediately available funds;

(b)   EMR Holdings will transfer the Seller Notes to Issuer or its legal counsel;

(c)   the Parties will, and will cause their respective Subsidiaries to, deliver such other documents, certificates and agreements as the Parties shall deem reasonably necessary or desirable to effect the transactions contemplated by this Agreement; and

(d)   EMR Holdings will furnish to Issuer an IRS Form W-9 completed on behalf of EMR Holdings.

Section 2.5   Currency. All payments hereunder shall be made and calculated in United States dollars.

Section 2.6   Withholding. Issuer and its Affiliates and agents shall each be entitled to deduct and withhold from any amount otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of applicable Law; provided that, except with respect to any withholding or deduction required as a result of failure to deliver the certifications required to be delivered pursuant to Section 2.4(d), (i) the Party making any payment shall use commercially reasonable efforts to notify the Party entitled to receive such payment at least ten (10) days before any such payment is made of any deduction or withholding requirement applicable to such payment of which the withholding Party becomes aware and (ii) the Parties shall reasonably cooperate with each other prior to the Closing Date to reduce or eliminate any such deduction and withholding to the extent possible under applicable Law. The Party with the withholding obligation shall furnish to such Person reasonably promptly following remission to the appropriate Governmental Authority the original or certificated copy of a receipt issued by such Governmental Authority or other evidence of such payment reasonably satisfactory to such Person. Amounts so withheld and properly remitted to the appropriate Governmental Authority shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect of which such deduction and withholding was made.

Article III.

REPRESENTATIONS AND WARRANTIES REGARDING THE PURCHASE AND SALE

Section 3.1   Representations and Warranties of Emerson and EMR Holdings. Each of Emerson and EMR Holdings hereby represents and warrants to Issuer and the Partnership as of the date hereof and as of the Closing, that:

(a)   Organization; Legal Authority. Each of Emerson and EMR Holdings is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization. Each of Emerson and EMR Holdings has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

(b)   Authorization; Non-Contravention.

(i)   The execution, delivery and performance by each of Emerson and EMR Holdings of this Agreement and the sale of the Seller Notes pursuant to this Agreement (A) have been duly authorized by all necessary action on the part of Emerson and EMR Holdings and (B) do not and will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default or require any consent or filing under, their respective organizational documents or any applicable Law.

(ii)   Except as set forth in Section 3.1(b)(ii) of the Disclosure Schedules, the execution, delivery and performance of this Agreement by each of Emerson and EMR Holdings or any of their respective Affiliates, and the consummation of the transactions contemplated hereby, does not and will not require any approval of, action by or in respect of, or filing, notice or registration with, any Governmental Authority.

(c)   Binding Obligations. Assuming due and valid execution by each other Party, this Agreement has been duly executed and delivered by each of Emerson and EMR Holdings and constitutes the legal, valid and binding obligation of Emerson and EMR Holdings, respectively, enforceable against Emerson and EMR Holdings in accordance with its terms, subject to the Enforceability Exceptions.

(d)   Ownership. EMR Holdings has legal ownership of and good and valid title to the Seller Notes, and such ownership and title are free of all Liens. Upon the sale and transfer of the Seller Notes to Issuer against payment of the Cash Consideration therefor, Issuer will acquire good and valid title to the Seller Notes, free and clear of any Liens.

(e)   Broker’s Fee. There is no investment banker, broker, finder, financial advisor or other intermediary which has been retained by or is authorized to act on behalf of such Seller who might be entitled to any investment banker’s, broker’s, finder’s, financial advisor’s or similar fee or commission in connection with the transactions contemplated by this Agreement.

(f)   Litigation. No Action is pending or, to Emerson’s or EMR Holdings’ knowledge, has been threatened against Emerson or EMR Holdings or any of their respective Affiliates with respect to the Seller Notes that might affect the legality, validity or enforceability against Emerson or EMR Holdings of this Agreement or Emerson’s, EMR Holdings’ and their respective Affiliates’ ability to perform its obligations hereunder. There is no Action by Emerson or EMR Holdings or any of their respective Affiliates pending against any other Person relating to the Seller Notes.

(g)   No Other Representations or Warranties. NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY EMERSON AND EMR HOLDINGS IN SECTION 3.1, NONE OF EMERSON OR EMR HOLDINGS OR ANY OF THEIR RESPECTIVE AFFILIATES NOR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO EMERSON OR EMR HOLDINGS OR THE TRANSACTIONS CONTEMPLATED HEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY EMERSON AND EMR HOLDINGS IN SECTION 3.1, ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE EXPRESSLY DISCLAIMED BY EMERSON AND EMR HOLDINGS. NOTWITHSTANDING THE FOREGOING IN THIS SECTION 3.1(g), NOTHING IN THIS AGREEMENT SHALL LIMIT EMERSON’S OR EMR HOLDINGS’ LIABILITY WITH RESPECT TO FRAUD.

Section 3.2   Representations and Warranties of Issuer. Issuer hereby represents and warrants to Emerson and EMR Holdings as of the date hereof and as of the Closing, that:

(a)   Organization; Legal Authority. Issuer is a limited partnership duly organized, validly existing and in good standing under the laws of the state of Delaware. Issuer has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

(b)   Authorization, Non-Contravention.

(i)   The execution and delivery by Issuer of this Agreement and the performance by the Issuer hereunder (A) have been duly authorized by all necessary actions on the part of Issuer, and (B) do not and will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default or require any consent or filing under, its organizational documents or any applicable Law.

(ii)   Except as set forth in Section 3.1(b)(ii) of the Disclosure Schedules, the execution, delivery and performance of this Agreement by Issuer, and the consummation of the transactions contemplated hereby, does not and will not require any approval of, action by or in respect of, or filing, notice or registration with, any Governmental Authority.

(c)   Binding Obligations. Assuming due and valid execution by each other Party, this Agreement has been duly executed and delivered by Issuer and constitutes the legal, valid and binding obligation of Issuer, enforceable against Issuer in accordance with its terms, subject to the Enforceability Exceptions.

(d)   Litigation. There are no suits, actions, claims, proceedings or investigations pending or, to the knowledge of Issuer, threatened against, relating to or involving Issuer before any Governmental Authority that would materially affect the performance of Issuer’s obligations under this Agreement. Issuer is not subject to any judgment, decree, in-junction, rule or Order of any court that would materially affect the performance of Issuer’s obligations under this Agreement.

(e)   Broker’s Fee. There is no investment banker, broker, finder, financial advisor or other intermediary which has been retained by or is authorized to act on behalf of such Seller who might be entitled to any investment banker’s, broker’s, finder’s, financial advisor’s or similar fee or commission in connection with the transactions contemplated by this Agreement.

(f)   Financing; Sufficient Funds.

(i)   Issuer has delivered to EMR Holdings on or prior to the date hereof true, correct and complete copies of a fully executed commitment letter, dated as of the date hereof, by and among Opco Borrower and the Commitment Parties (as defined therein) party thereto, including all annexes, exhibits and other attachments thereto and all executed fee letters associated therewith (collectively, the “Debt Commitment Letter”), pursuant to which the lenders and other parties thereto have committed, on the terms and subject to the conditions set forth therein, to provide Opco Borrower with debt financing in the amounts set forth therein in connection with the transactions contemplated hereby (the “Debt Financing”).

(ii)   As of the date of this Agreement, (A) the Debt Commitment Letter is in full force and effect (except as limited by the Enforceability Exceptions) and constitutes a valid and binding obligation of Opco Borrower and, to the knowledge of Opco Borrower, the other parties thereto and (B) assuming due and valid execution by each other party thereto, the Debt Commitment Letter is enforceable against Opco Borrower and, to the knowledge of Opco Borrower, the other parties thereto in accordance with its terms, subject to the Enforceability Exceptions. As of the date hereof, except as not prohibited under Section 4.5(b), the Debt Commitment Letter has not been amended or modified in any respect, no provisions or rights thereunder have been waived and the respective commitments contained therein have not been withdrawn, rescinded or otherwise modified in any respect. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach under the Debt Commitment Letter on the part of Opco Borrower or, to the knowledge of Opco Borrower, any other party thereto. All fees (if any) required to be paid under the Debt Commitment Letter on or prior to the date hereof have been paid in full.

(iii)   There are no conditions precedent or other contingencies directly or indirectly related to the funding of the full amount of the Debt Financing required to consummate the transactions contemplated by this Agreement (including any flex provisions) other than the conditions precedent expressly set forth in the Debt Commitment Letter, and Opco Borrower has no reason to believe that, as of the date of this Agreement, assuming satisfaction of the conditions set forth in Article V, (x) it or any other party thereto will not be able to satisfy on a timely basis any term or condition of the Debt Commitment Letter, including any condition to the closing of the Debt Financing, or (y) the amount of the Debt Financing required to consummate the transactions contemplated by this Agreement will not be made available to Opco Borrower at or prior to the Closing. As of the date of this Agreement, other than the Debt Commitment Letter and any customary engagement letters or customary fee letters in each case with respect to the Debt Financing (none of which adversely affect the conditionality, enforceability or availability of the Debt Financing, and a true, complete and fully executed copy of each of which has been provided to EMR Holdings, with only the fee amounts, “market flex”, pricing terms, pricing caps and other commercially sensitive terms or customarily redacted economic terms redacted; provided that Issuer represents and warrants that the “market flex” provisions in such fee letter do not permit the imposition of any new conditions (or the modification or expansion of any existing conditions in a manner that would materially delay or prevent the Closing), there are no side letters or other contracts, arrangements or understandings (written or oral) directly or indirectly related to the funding or investing, as applicable, of the full amount of the Debt Financing. The aggregate proceeds of the Debt Financing, when funded in accordance with the Debt Commitment Letter (including giving effect to any “market flex” provision therein), are in an amount sufficient to (1) consummate the Closing upon the terms contemplated by this Agreement and (2) pay all related fees and expenses of Issuer, Opco Borrower and their respective Representatives pursuant to this Agreement.

(g)   Solvency. Assuming (i) the accuracy in all material respects of the representations and warranties set forth in Section 3.1 and (ii) the performance in all material respects of the covenants and agreements of the EMR Parties required to be performed or complied with on or before the Closing Date in accordance with this Agreement, at and immediately after the Closing, and after giving effect to the transactions contemplated by this Agreement, the Issuer Parties, taken as a whole, will be Solvent. For purposes of this Agreement, the term “Solvent”, when used with respect to any Person, shall mean that, as of any date of determination, such Person shall (w) have property with fair value greater than the total amount of its debts and liabilities, subordinated, contingent or otherwise (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, can reasonably be expected to become an actual or matured liability), (x) have assets with present fair salable value not less than the amount that will be required to pay its liability on its debts as they become absolute and matured, (y) be able to pay its debts and liabilities, subordinated, contingent or otherwise, as they become absolute and matured and (z) not be engaged in business or a transaction, and not be about to engage in a business or transaction, for which it has unreasonably small capital.

(h)   No Other Representations or Warranties. NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY ISSUER IN SECTION 3.2, NONE OF ISSUER OR ANY OF ITS AFFILIATES NOR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO ISSUER OR ITS AFFILIATES OR THE TRANSACTIONS CONTEMPLATED HEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY ISSUER IN SECTION 3.2, ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE EXPRESSLY DISCLAIMED BY ISSUER. NOTWITHSTANDING THE FOREGOING IN THIS SECTION 3.2(h) NOTHING IN THIS AGREEMENT SHALL LIMIT ISSUER’S LIABILITY WITH RESPECT TO FRAUD.

Article IV.

COVENANTS

Section 4.1   Tax Matters.

(a)   Any Transfer Taxes imposed on or with respect to the transactions contemplated by this Agreement shall be borne by EMR Holdings. The Party required by applicable Law to file the applicable tax returns shall timely prepare and file each tax return with respect to such Transfer Taxes, and the other Parties shall reasonably cooperate therewith. The Parties shall use commercially reasonable efforts to cooperate with each other to reduce or eliminate any Transfer Taxes imposed with respect to the transactions contemplated by this Agreement.

(b)   Notwithstanding anything in the LPA to the contrary, the Parties agree that:

(i)   any Tax Distribution that any partner in the Partnership is otherwise entitled to receive pursuant to Section 4.6(d) of the LPA on any date on or after the date of this Agreement and on or before the Closing Date shall be determined based on the Partnership’s good faith estimate of allocations of cumulative net taxable income to the Partners in respect of Class A-1 Units, Class A-2 Units and Class P Units for the taxable year through the end of the relevant period for determining Tax Distributions; provided that such estimate shall not take into account the repurchase and cancellation of the outstanding Seller Notes, including, for the avoidance of doubt, the anticipated consequences thereof for the allocation of net taxable income of the Partnership to the Partners in respect of Class A-1 Units, Class A-2 Units and Class P Units;

(ii)   following the repurchase and cancellation of the outstanding Seller Notes, the affiliates of Emerson that are Partners in the Partnership shall not be entitled to receive any Tax Distribution with respect to any income from discharge of indebtedness arising as a result of the repurchase and cancellation of the outstanding Seller Notes; and

(iii)   any Tax Distributions made to the partners of the Partnership in accordance with this Section 4.1(b) shall be deemed to satisfy the requirements of Section 4.6(d) of the LPA and shall be permitted thereunder. For purposes of this Agreement, “Tax Distributions,” “Transaction Agreement,” “Partner,” and “Partners” each has the meaning ascribed to such term in the LPA.

(c)   In connection with the preparation of the Partnership’s tax returns for the year in which the Closing occurs, and no later than ten (10) Business Days after the filing of such tax returns, the Partnership shall provide Emerson a written statement (the “Tax Distribution True-Up Statement”) of the Partnership’s determination of the difference, if any, between (i) the amount of Tax Distributions made to the affiliates of Emerson that are Partners in the Partnership on any date on or after the date of this Agreement and before the end of the Partnership’s tax year in which the repurchase and cancellation of the outstanding Seller Notes occurs (such period, the “Relevant Period,” and such Tax Distributions during the Relevant Period, the “Relevant Period Tax Distributions Amount”) and (ii) the amount of Tax Distributions that would have been payable to such Partners during the Relevant Period had such Tax Distributions been determined based on the actual allocation of cumulative net taxable income to such Partners in respect of their Class A-1 Units for the relevant period for determining such Tax Distributions (which amount shall exclude, for the avoidance of doubt, any Tax Distributions with respect to any income from discharge of indebtedness arising as a result of the repurchase and cancellation of the outstanding Seller Notes) (the “Trued-Up Relevant Period Tax Distributions Amount”). The Partnership shall provide Emerson with such supporting documentation for such determination as Emerson may reasonably request, and the objection and negotiation time periods and dispute resolution mechanism set forth in Section 2.13(e) of the Transaction Agreement shall govern any dispute between Emerson and the Partnership as to such determination, mutatis mutandis; provided that any fees and expenses of any tax advisor or tax accounting firm retained to resolve any such dispute shall be borne equally by Emerson and the Partnership. To the extent that (i) the Relevant Period Tax Distributions Amount exceeds (ii) the Trued-Up Relevant Period Tax Distributions Amount, such affiliates of Emerson shall repay, and Emerson shall cause such affiliates to repay, such excess amount to the Partnership, and to the extent (x) the Trued-Up Relevant Period Tax Distributions Amount exceeds the Relevant Period Tax Distributions Amount, the Partnership shall pay such excess amount to the applicable affiliates of Emerson, in each case, promptly following the finalization between the Partnership and Emerson of the Tax Distribution True-Up Statement and the amount required to be paid by Emerson or the Partnership, as applicable, pursuant to this Section 4.1(c), and in any event no later than ten (10) Business Days thereafter. Any payments made pursuant to this Section 4.1(c) shall be treated as an adjustment to the relevant previous Tax Distribution for U.S. federal income, and applicable state, local and non-U.S. tax purposes. The Parties and each of their Affiliates agree to report, act and file all tax returns and determine all taxes in accordance with, and not take any position for tax purposes in a proceeding or otherwise that is inconsistent with the previous sentence, except as otherwise required by any final determination of liability in respect of a tax that, under applicable Law, is not subject to further appeal, review or modification through proceedings or otherwise (including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended returns or appeals from adverse determinations), including a “determination” as defined in Section 1313(a) of the Code or execution of an Internal Revenue Service Form 870AD.

Section 4.2   Certain Actions. Until the Closing or the earlier termination of this Agreement and except in connection with the transactions contemplated hereby, EMR Holdings shall not, without the prior written consent of Issuer, directly or indirectly, (i) sell, transfer or otherwise dispose of, solicit any bids for, or enter into any discussions with any third party relating to the sale of all or any portion of the Seller Notes or (ii) create any Liens on the Seller Notes, in each case to the extent not released prior to or in connection with the Closing.

Section 4.3   Notification of Certain Matters. Each Party shall give prompt written notice to the other Parties of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the transactions contemplated by this Agreement or (ii) any Action pending or, to such Party’s knowledge, threatened against a Party or the Parties expressly relating to the transactions contemplated by this Agreement.

Section 4.4   Governmental Approvals. The Parties shall use their respective commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to obtain any approvals required pursuant to applicable Competition Laws and Foreign (Direct) Investment Laws as promptly as practicable after the date hereof, including (a) submitting any notification filings (including a draft where appropriate or advisable) required under applicable Competition Laws or Foreign (Direct) Investment Laws in the jurisdictions listed in Section 5.1(b)(i) and Section 5.1(b)(ii) of the Disclosure Schedules or start with any consultations required to identify authority’s jurisdiction as promptly as reasonably practicable after the date of this Agreement, and (b) cooperating with each other in connection with any such filings or the provision of any such information (including, to the extent permitted by applicable Law, providing copies, or portions thereof, of all such documents to the other Party prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith). Nothing in this Section 4.4 or any other provision of this Agreement shall require the Partnership or any of its Affiliates (including, for purposes of this sentence, Blackstone Inc. (“Blackstone”) and any investment funds or investment vehicles affiliated with, or managed or advised by, Blackstone, or any portfolio company (as such term is commonly understood in the private equity industry) or investment of any such investment fund or investment vehicle) to agree or otherwise be required to sell, divest, dispose of, license, hold separate, or take or commit to take any action that limits in any respect its freedom of action with respect to, or its ability to retain, any businesses, products, rights, services, licenses, or assets of the Partnership, or any of its Subsidiaries or Affiliates, or any interests therein.

Section 4.5   Financing.

(a)   Issuer shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange, consummate and obtain the Debt Financing (or, in the event any portion or all of the Debt Financing becomes unavailable, Alternative Financing) as promptly as practicable after the date hereof and in any event at or prior to the date on which the commitments under the Debt

Commitment Letter or the Debt Financing Agreements (or, in the event any portion or all of the Debt Financing becomes unavailable, Alternative Financing) expire by their terms, including using its reasonable best efforts to (i) maintain in effect and comply in all material respects with its or Opco Borrower’s obligations under the Debt Commitment Letter in accordance with the terms and conditions thereof (including, as necessary, the “market flex” provisions contained in any related fee letters), (ii) negotiate and cause Opco Borrower to enter into definitive agreements with respect to the Debt Financing (the “Debt Financing Agreements”) on the terms and conditions contained in the Debt Commitment Letter (including any “market flex” provisions applicable thereto) or on other terms that are not materially less favorable (taken as a whole) to Issuer or Opco Borrower than the terms and conditions (taken as a whole) set forth in the Debt Commitment Letter (including, to the extent required by the related “market flex” provisions), subject to any amendments, modifications or supplements thereto, or replacements or waivers thereof, permitted by Section 4.5(b), (iii) satisfy on a timely basis (or obtain a waiver of) all conditions applicable to Opco Borrower or Issuer under the Debt Commitment Letter and such definitive agreements related thereto to the fullest extent they are in control of Issuer or Opco Borrower, (iv) in the event that all conditions contained in the Debt Commitment Letter related to the Debt Financing have been satisfied or waived, consummate the Debt Financing, at or prior to the date on which the commitments under the Debt Commitment Letter or the Debt Financing Agreements (or, in the event any portion or all of the Debt Financing becomes unavailable, Alternative Financing) expire by their terms and (v) enforce its or Opco Borrower’s rights under the Debt Commitment Letter at or prior to the Closing.

(b)   Prior to the Closing, Issuer shall not (i) agree to or permit any amendment, supplement or other modification of, or waive any of its rights under, any Debt Commitment Letter, any Debt Financing Agreements or any other definitive agreements or documents related to the Debt Financing or (ii) substitute other debt financing for all or any portion of the Debt Financing from the same or Alternative Financing sources, in each case, without Emerson’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), except any Debt Financing Agreements or any other definitive agreements or documents related to the Debt Financing, to the extent (A) such amendment, supplement, modification or waiver would not (1) reduce (or have the effect of reducing) the aggregate amount of the Debt Financing (or the cash proceeds available therefrom) below the amount required to consummate the transactions contemplated by this Agreement (including by increasing the amount of fees to be paid or original issue discount (except as set forth in any “market flex” provisions), (2) impose new or additional conditions precedent to any of the Debt Financing, or expand upon the conditions precedent to the Debt Financing as set forth in the existing Debt Commitment Letters in a manner that would materially delay or prevent the Closing, or (3) otherwise reasonably be expected to materially prevent, delay or impair the availability of the amount of the Debt Financing required to consummate the transactions contemplated by this Agreement or the ability of Issuer to consummate the transactions contemplated by this Agreement or enforce its or Opco Borrower’s rights against the other parties to the Debt Commitment Letter, the Debt Financing Agreements or any other definitive agreements or documents related to the Debt Financing (provided that (subject to compliance with the other provisions of this Section 4.5(b)), Issuer and Opco Borrower may amend the Debt Commitment Letter to add additional lenders, arrangers, bookrunners, managers or agents that have not executed the Debt Commitment Letter as of the date of this Agreement) and, (B) with respect to any substitution for other debt financing under clause (ii) above, Issuer reasonably determines (after consultation with Emerson) that the terms and conditions of such substitute debt financing, taken as a whole, are more favorable to Opco Borrower than the terms and conditions, taken as a whole, contemplated in the Debt Commitment Letter. Upon any such amendment, supplement or modification of the Debt Commitment Letter in accordance with this Section 4.5(b), Issuer shall provide an executed copy thereof to Emerson, and references to the “Debt Commitment Letter” shall include such documents as permitted to be amended, supplemented or modified under this Section 4.5(b), and references to the “Debt Financing” shall include the financing contemplated by the Debt Commitment Letter as permitted to be amended, supplemented or modified under this Section 4.5(b).

(c)   If for any reason all or any portion of the Debt Financing becomes unavailable on the terms and conditions or from the sources contemplated by the Debt Commitment Letter, Issuer shall promptly notify Emerson and use its reasonable best efforts to arrange and obtain, and to negotiate and enter into definitive agreements with respect to, alternative debt financing for any such portion from the same or alternative sources (the “Alternative Financing”) (i) as promptly as practicable following the occurrence of such event (and in any event on or prior to the date on which the Closing should have occurred pursuant to Section 2.3), (ii) in an amount sufficient to, when taken with the available portion of the Debt Financing (A) consummate the Closing upon the terms contemplated by this Agreement and (B) pay all other amounts payable by Issuer in connection with the consummation of the transactions contemplated by this Agreement and (iii) on terms that do not impose new or additional conditions precedent or expand upon the conditions precedent to the Debt Financing set forth in the existing Debt Commitment Letter in a manner that would materially delay or prevent the Closing; provided that, in no event shall Issuer be required to, and in no event shall its reasonable best efforts be deemed or construed to require it to, obtain alternative financing that (x) includes terms and conditions, taken as a whole, that are materially less favorable to Issuer and Opco Borrower than the terms and conditions, taken as a whole, set forth in the Debt Commitment Letter as of the date hereof (taking into account any “market flex” provisions applicable thereto contained in the related fee letters) or (y) would require it to pay any fees or agree to pay any interest rate amounts or original issue discount, in either case, in excess of those contemplated by the Debt Commitment Letter as in effect on the date hereof (taking into account any “market flex” provisions applicable thereto contained in the related fee letters). If any Alternative Financing is obtained in accordance with this Section 4.5(c), Issuer shall promptly notify Emerson thereof and shall provide Emerson with a copy of the new financing commitment that provides for such Alternative Financing (including all related exhibits, schedules, annexes, supplements and term sheets thereto, and including any related fee letter, which may be redacted in a manner consistent with Section 3.2(f)(iii) and references to the “Debt Financing,” and “Debt Commitment Letter” (and other like term in this Agreement) shall thereafter include such Alternative Financing, as applicable.

(d)   Issuer shall give Emerson prompt written notice of (i) any material breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any material breach or default) by any party to the Debt Commitment Letter, any Debt Financing Agreement or other definitive agreement or document related to the Debt Financing, (ii) the receipt of any written notice or written communication from any party to the Debt Commitment Letter, any Debt Financing Agreement or other definitive agreement or document related to the Debt Financing with respect to any actual or threatened material breach, default, withdrawal, early termination or repudiation of any provision of the Debt Commitment Letter, such Debt Financing Agreement or other definitive agreement or document related to the Debt Financing, (iii) any amendment or modification of, or waiver under, the Debt Commitment Letter, any Debt Financing Agreement or other definitive agreement or document related to the Debt Financing (without limitation to Section 4.5(b)) and (iv) Issuer becoming aware of any fact, circumstance, event or other reason that could reasonably be expected to result in Issuer not being able to timely obtain all or any portion of the Debt Financing in the amount required to consummate the transactions contemplated by this Agreement on the terms, in the manner or from the sources contemplated by the Debt Commitment Letter, any Debt Financing Agreements or other definitive agreements or documents related to the Debt Financing, including as a result of the early termination, repudiation, rescission, cancellation or expiration of the Debt Commitment Letter or the definitive agreements related to the Debt Financing. As soon as reasonably practicable following the date Emerson delivers to Issuer a written request, Issuer shall provide any information reasonably requested by Emerson relating to any circumstance referred to in this Section 4.5(d).

(e)   Issuer shall keep Emerson reasonably informed on a reasonably current basis in reasonable detail of the status of its reasonable best efforts to arrange the Debt Financing (or Alternative Financing in accordance with Section 4.5(c)) and promptly provide to Emerson copies of all material documents related to the Debt Financing (or Alternative Financing in accordance with Section 4.5(c)).

(f)   The Issuer and the Partnership each acknowledge and agree that, notwithstanding anything to the contrary in this Agreement, but subject to the limitations of Section 7.13(b), the consummation of the Debt Financing or Alternative Financing shall not be a condition to the obligation of any Issuer Party to consummate the transactions contemplated by this Agreement.

Article V.

CONDITIONS TO THE CLOSING

Section 5.1   Mutual Conditions. The respective obligations of Issuer and EMR Holdings to effect the Closing are subject to the satisfaction or waiver of the following conditions on or prior to the Closing Date:

(a)   No provision of any applicable Law (other than any Competition Law or Foreign (Direct) Investment Law) or Order shall prohibit the consummation of the Closing; and

(b)   All required filings shall have been made and required approvals obtained pursuant to applicable Competition Laws in the jurisdictions listed in Section 5.1(b)(i) of the Disclosure Schedules and to applicable Foreign (Direct) Investment Laws in the jurisdictions listed in Section 5.1(b)(ii) of the Disclosure Schedules.

Section 5.2   Conditions to the Obligation of Issuer. The obligation of Issuer to effect the Closing is subject to the satisfaction or waiver of the following additional conditions on or prior to the Closing Date:

(a)   (i) All representations and warranties of Emerson and EMR Holdings, other than the second sentence of Section 3.1(d), will be accurate in all material respects (without giving effect to any materiality qualifications contained therein) on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date; and (ii) the representation and warranty of Emerson and EMR Holdings set forth in the second sentence of Section 3.1(d) will be accurate (other than de minimis inaccuracies) on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except in each case, to the extent that such representations and warranties are by their express provisions made as of the date of this Agreement or another specified date; and

(b)   All agreements, covenants and obligations required by the terms of this Agreement to be performed and complied with by Emerson and EMR Holdings on or before the Closing Date shall have been so performed or complied with in all material respects.

Section 5.3   Conditions to the Obligation of Emerson and EMR Holdings. The obligation of Emerson and EMR Holdings to effect the Closing is subject to the satisfaction or waiver of the following additional conditions on or prior to the Closing Date:

(a)   (i) All representations and warranties of Issuer will each be accurate in all material respects (without giving effect to any materiality qualifications contained therein) on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except to the extent that such representations and warranties are by their express provisions made as of the date of this Agreement or another specified date; and

(b)   All agreements, covenants and obligations required by the terms of this Agreement to be performed and complied with by the Partnership and Issuer on or before the Closing Date shall have been so performed or complied with in all material respects.

Article VI.

TERMINATION

Section 6.1   Grounds for Termination. This Agreement may be terminated at any time before the Closing:

(a)   by mutual written agreement of EMR Holdings and Issuer;

(b)   by EMR Holdings or Issuer if the Closing has not occurred by December 31, 2024 (the “Closing Deadline”); provided, however, that the right to terminate this Agreement under this Section 6.1(b) will not be available to (i) EMR Holdings if EMR Holdings’ or Emerson’s breach or failure to fulfill any obligation under this Agreement primarily resulted in the failure to consummate the Closing and (ii) Issuer if Issuer’s or the Partnership’s breach or failure to fulfill any obligation under this Agreement primarily resulted in the failure to consummate the Closing;

(c)   by Issuer if any of the representations or warranties of Emerson or EMR Holdings set forth in Section 3.1 are not accurate, or if EMR Holdings or Emerson has failed to perform any covenant or agreement on the part of EMR Holdings or Emerson set forth in this Agreement (including an obligation to consummate the Closing), in each case such that the conditions to the Closing set forth in either Section 5.1 or Section 5.2 would not be satisfied as of the Closing and the breach or breaches causing such representations or warranties not to be accurate, or the failures to perform any covenant or agreement, as applicable, are not cured within thirty (30) Business Days after written notice thereof is delivered to EMR Holdings or Emerson; provided that neither Issuer nor the Partnership is then in material breach of this Agreement; or

(d)   by EMR Holdings if any of the representations or warranties of Issuer set forth in Section 3.2 are not accurate, or if Issuer has failed to perform any covenant or agreement on the part of Issuer set forth in this Agreement (including an obligation to consummate the Closing), in each case such that the conditions to the Closing set forth in either Section 5.1 or Section 5.3 would not be satisfied as of the Closing and the breach or breaches causing such representations or warranties not to be accurate, or the failures to perform any covenant or agreement, as applicable, are not cured within thirty (30) Business Days after written notice thereof is delivered to Issuer or the Partnership; provided that neither EMR Holdings nor Emerson is then in material breach of this Agreement.

The Party terminating this Agreement pursuant to this Section 6.1 will give written notice of the termination to the other Party.

Section 6.2   Effect of Termination. If this Agreement is terminated as permitted by Section 6.1, no Party will have any liability or further obligation to the other Parties pursuant to this Agreement; provided, however, that if termination results from the Fraud or Willful Breach of a Party, such Party will remain liable for any and all costs, expenses or damages incurred or suffered by the other Party as a direct result of such failure or breach; and, provided, further, that the agreements of the Parties set forth in Section 7.4 (Notices), Section 7.8 (Confidentiality), Section 7.10 (Governing Law) and Section 7.11 (Submission to Jurisdiction) and this Section 6.2 shall survive such termination; provided, further, that the Operative Documents will remain in full force and effect notwithstanding any termination of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, under no circumstances will the EMR Parties, collectively, be entitled to receive monetary damages in excess of $570,000,000 from the Issuer Parties pursuant to this Agreement or in connection with the transactions contemplated hereby.

Article VII.

OTHER MATTERS

Section 7.1   Waiver; Amendment. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party, or in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Notwithstanding the foregoing, none of this Section 7.1 or Section 7.5, Section 7.10, Section 7.11(b), Section 7.11(c) or Section 7.15 (and any definition or provision of this Agreement to the extent a modification, amendment, waiver or termination of such definition or provision would modify the substance of this Section 7.1 or Section 7.5, Section 7.10, Section 7.11(b), Section 7.11(c) or Section 7.15) (collectively, the “DFS Provisions”) may be amended or waived in any manner that is materially adverse to the Debt Financing Sources without the consent of the affected Debt Financing Sources (such consent not to be unreasonably withheld, conditioned or delayed).

Section 7.2   Survival. Subject to the following sentences, each Party’s representations, warranties and covenants set forth in this Agreement shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and shall remain in full force and effect until the date that is the first (1st) anniversary of the Closing Date. Unless otherwise indicated, the covenants and agreements set forth in this Agreement that by their terms are required to be performed in whole or in part after the Closing shall survive the Closing until they have been performed or satisfied in accordance with their terms. The limitations on survival set forth in this Section 7.2 shall not apply to claims based on Fraud, which shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days.

Section 7.3   Expenses. Except as otherwise provided in this Agreement, each Party will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated by this Agreement; provided that the Partnership shall reimburse each of the Parties on or promptly following the earlier of the Closing or the termination of this Agreement for any documented out-of-pocket fees incurred in connection with any regulatory filings made pursuant to this Agreement and the consummation of the transactions contemplated hereby.

Section 7.4   Notices. All notices, requests and other communications to any Party shall be in writing (including electronic mail (“e-mail”) transmission) and shall be given,

if to the Partnership or Issuer to:

BCP Emerald Aggregator L.P.

c/o Blackstone Inc.
345 Park Avenue
New York, NY 10154
Attention:

Seth Meisel

Nick Kuhar

E-mail:

Seth.Meisel@Blackstone.com

Nick.Kuhar@Blackstone.com

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue
New York, NY 10017
Attention:

Elizabeth A. Cooper

William J. Allen

E-mail:

ecooper@stblaw.com

william.allen@stblaw.com

if to Emerson or EMR Holdings, to:

Emerson Electric Co.
8000 West Florissant Avenue

P.O. Box 4100
St. Louis, MO 63136
Attention:

Vincent M. Servello

Vanessa R. McKenzie

E-mail:

Vincent.Servello@emerson.com

Vanessa.mckenzie@emerson.com

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP

450 Lexington Avenue
New York, NY 10017
Attention:

Marc O. Williams

E-mail:

marc.williams@davispolk.com

or such other address or email address as such Party may hereafter specify for the purpose by notice to the other Parties. All such notices, requests and other communications shall be deemed received (a) when personally delivered, (b) on the date transmitted by electronic mail if sent prior to 5:00 p.m. New York City Time, and otherwise on the next Business Day, in each case, to the extent that no “bounce back,” “out of office” or similar message indicating non-delivery is received with respect thereto on the date of delivery, (c) the next Business Day on which the same has been delivered prepaid to a reputable national or international overnight courier service or (d) the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid.

Section 7.5   Entire Understanding; No Third-Party Beneficiaries. This Agreement constitutes the entire agreement between the Parties with respect to the transactions contemplated by this Agreement and supersedes all prior agreements, written or oral, among the Parties with respect to the subject matter of this Agreement. Except for the provisions of Section 7.9, nothing in this Agreement, express or implied, is intended to confer on any Person, other than the Parties or their respective successors, any rights, remedies, obligations or liabilities. Notwithstanding the foregoing, each Debt Financing Party shall be an express third-party beneficiary with respect to the DFS Provisions and may enforce the DFS Provisions to the extent relating to the rights or obligation of such Debt Financing Party.

Section 7.6   Assignment. Neither this Agreement nor any of the rights, interests or obligations under it may be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns; provided that each of the Partnership, Issuer and EMR Holdings may assign and transfer this Agreement and any of its rights, interests and obligations hereunder, in whole or in part, without the prior written consent of any Party to one or more of its Affiliates, or designate one or more of its Affiliates to perform its obligations hereunder (but, in the case of EMR Holdings, only to the extent that EMR Holdings has assigned the Seller Notes to such Affiliate in accordance with Section 9.6 of each of the Seller Notes), in each case, so long as the Partnership, Issuer or EMR Holdings, as applicable, is not relieved of any obligation hereunder.

Section 7.7   Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Signatures to this Agreement transmitted by electronic mail in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signatures. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by each other Party. Until and unless each Party has received a counterpart hereof signed by each other Party, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 7.8   Confidentiality. Except (i) as required or expressly permitted by this Agreement, (ii) as may be necessary in order to obtain any required regulatory approval, (iii) as may be necessary in order to effect an assignment of rights, interests or obligations pursuant to Section 7.6, (iv) as necessary to consult with attorneys, accountants, employees, or other advisors retained in connection with the transactions contemplated hereby, (v) as required by court order or otherwise mandated by Law, (vi) in connection with any disclosure document prepared by Emerson, the Partnership or any of their respective Affiliates, (vii) without limiting the foregoing clause (v), in connection with any regulation or disclosure obligations of securities Laws, the U.S. Securities Exchange Commission, a securities exchange, a securities market or a self-regulatory agency (including any financial reporting obligations and filing of financial statements related thereto) of Emerson, the Partnership or any of their respective Affiliates, or (viii) in connection with any inquiry, audit or other proceeding related to taxes, no Party shall issue any news release or other public notice or communication or otherwise make any disclosure to third parties concerning this Agreement, the terms hereof or the transactions contemplated hereby (including the information received from the other Party), without the prior written consent of the other Party. Notwithstanding the foregoing, the Partnership may, without consulting any other Parties, provide ordinary course communications regarding this Agreement and the transactions contemplated hereby in connection with financial reporting and fundraising activities to existing or prospective general and limited partners, equity holders, members, managers and investors of any Affiliates of such Person, which in each case are subject to customary confidentiality obligations, without the consent of the other Parties.

Section 7.9   Non-Recourse. Notwithstanding anything to the contrary in this Agreement, all claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement) (other than as expressly set forth in any confidentiality agreement), may be made only against (and such representations and warranties are those solely of) Emerson, EMR Holdings, the Partnership or Issuer (the “Contracting Parties”). No Person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any of the foregoing (in each case excluding the Contracting Parties), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance or non-performance, and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Persons.

Section 7.10  Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state; provided that any legal action, whether in Law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Parties, arising out of or relating to, this Agreement or the Debt Financing shall be governed by the Laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the Laws of another state), (except to the extent relating to the interpretation of any provisions in this Agreement (including any provision in the Debt Commitment Letter or in any definitive documentation related to the Debt Financing that expressly specifies that the interpretation of such provisions shall be governed by and construed in accordance with the law of the State of Delaware)).

Section 7.11  Submission to Jurisdiction.

(a)   The Parties agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware), so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware, and each of the Parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party hereto agrees that service of process on such Party as provided in Section 7.4 shall be deemed effective service of process on such Party.

(b)   Notwithstanding anything to the contrary herein, each of the Parties hereby (i) agrees, on behalf of itself and its Affiliates, that no Debt Financing Party shall have any liability or obligation to Emerson or any of its Affiliates (other than the Opco Borrower) arising out of or relating to the Debt Financing, this Agreement or the transactions contemplated hereby (whether in contract, tort, equity or otherwise), (ii) agrees, on behalf of itself and its Affiliates (other than the Opco Borrower), that it shall not institute and shall cause its Representatives and Affiliates (other than the Opco Borrower) not to bring, make or institute any action, claim or proceeding (whether based in contract, tort, fraud, strict liability, other Laws or otherwise, at Law or in equity) against any Debt Financing Party in connection with the Debt Financing, this Agreement or the transactions contemplated hereby and (iii) waives any rights or claims against any Debt Financing Party in connection with the Debt Financing, this Agreement or the transactions contemplated hereby (whether in contract, tort, equity or otherwise).

(c)   Notwithstanding anything herein to the contrary, each of the Parties (i) agrees that, subject to Section 7.11(b), it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in Law or in equity, whether in contract or in tort or otherwise, against the Debt Financing Parties in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Debt Financing or the performance thereof or the transactions contemplated thereby, in any forum other than exclusively in the Supreme Court of the State of New York, County of New York, sitting in the Borough of Manhattan or, if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (and appellate courts thereof), (ii) submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, (iii) agrees that service of process, summons, notice or document by registered mail addressed to it at its address provided in Section 7.4 shall be effective service of process against it for any such action brought in any such court, (iv) waives and hereby irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court and (d) agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 7.12  Further Assurances. Each of the Parties will, from time to time as reasonably requested to do so by the other, execute, acknowledge and deliver any and all such other and further acts, assignments, transfers and any instruments of further assurance, approvals and consents as are necessary or proper in order to complete, ensure and perfect the consummation of the transactions contemplated hereby.

Section 7.13  Enforcement.

(a)   The Parties agree that irreparable damage would occur if any provision of this Agreement (including failing to take such actions as are required of it hereunder to consummate the transactions contemplated hereby) were not performed in accordance with the terms hereof and that, subject to Section 7.13(b), the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the Supreme Court of the State of New York, County of New York, sitting in the Borough of Manhattan or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (and appellate courts thereof), in addition to any other remedy to which they are entitled at law or in equity. In furtherance of the foregoing, the parties hereby waive, to the fullest extent permitted by applicable Law, (i) any and all defenses to any action for specific performance hereunder, including any defense based on the claim that a remedy at Law would be adequate and (ii) any requirement to post a bond or other security as a prerequisite to obtaining equitable relief.

(b)   Notwithstanding anything in this Agreement to the contrary, it is acknowledged and agreed that:

(i)   The EMR Parties shall only be entitled to specific performance to cause the Issuer to effect the Closing in accordance with Section 2.3 if (A) all of the conditions set forth in Section 5.1 and Section 5.2 have been satisfied or waived by the Issuer (other than those conditions that by their terms or nature are to be satisfied at the Closing and that would be satisfied if there were a Closing), (B) the Debt Financing has been or will be funded at the Closing, (C) the EMR Parties have confirmed in writing that if specific performance is granted and the Debt Financing is funded, then it is ready, willing and able to take the actions within its control to consummate the Closing, and (D) the Issuer fails to consummate the Closing within three Business Days of the later of (1) the date on which the Closing should have occurred pursuant to Section 2.3 and (2) the date such written notice is delivered to the Issuer pursuant to clause (C) above; and

(ii)   the EMR Parties shall be entitled to specific performance to cause the Issuer to comply with Section 4.5.

(c)   The Partnership and Issuer each acknowledge and agree that the EMR Parties may pursue both a grant of specific performance under this Section 7.13 and monetary damages; provided that in no event shall the EMR Parties be permitted or entitled to receive both (i) a grant of specific performance resulting in the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof and (ii) monetary damages of any kind (other than with respect to breaches of Section 4.1 of this Agreement and breaches of any covenants contained in this Agreement that are to be performed following the Closing).

Section 7.14  Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible. Notwithstanding the foregoing, the Parties intend that the provisions of the last sentence of Section 6.2, Section 7.9 and the DFS Provisions, including the limitations set forth therein, be construed as integral provisions of this Agreement and that such provisions and limitations shall not be severable in any manner that increases a party’s liability or obligations under this Agreement or the Debt Financing.

Section 7.15  Waiver of Jury Trial. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE DEBT COMMITMENT LETTER OR ANY OTHER AGREEMENTS EXECUTED IN

CONNECTION HEREWITH OR THE ADMINISTRATION THEREOF OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (INCLUDING THE DEBT FINANCING), INCLUDING IN ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY DEBT FINANCING PARTY. NO PARTY HERETO SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT, THE DEBT COMMITMENT LETTER OR ANY RELATED INSTRUMENTS. NO PARTY HERETO WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 7.15. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 7.15 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

Section 7.16  No Presumption Against Drafting Party. Each of the Parties acknowledges that each Party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting Party has no application and is expressly waived.

Section 7.17  References. The table of contents and the section and other headings and subheadings contained in this Agreement and the exhibits hereto are solely for the purpose of reference, are not part of the agreement of the Parties, and shall not in any way affect the meaning or interpretation of this Agreement or any exhibit hereto. All references to days (excluding Business Days) or months shall be deemed references to calendar days or months. All references to “$”shall be deemed references to United States dollars. Unless the context otherwise requires, any reference to a “Section,” “Exhibit,” “Disclosure Schedule” or “Schedule” shall be deemed to refer to a section of this Agreement, exhibit to this Agreement or a schedule to this Agreement, as applicable. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

Section 7.18  Disclosure Schedules. All Disclosure Schedules attached hereto (each, a “Schedule” and, collectively, the “Disclosure Schedules”) are incorporated herein and expressly made a part of this Agreement as though completely set forth herein. All references to this Agreement herein or in any of the Disclosure Schedules shall be deemed to refer to this entire Agreement, including all Disclosure Schedules. The Disclosure Schedules have been arranged for purposes of convenience in separately numbered sections corresponding to the sections of this Agreement; provided, however, that any item disclosed in any part, subpart, section or subsection of the Disclosure Schedules referenced by a particular section or subsection in this Agreement shall be deemed to have been disclosed with respect to any other section and subsection in this Agreement if the relevance of such disclosure to such other section or subsection is reasonably apparent on its face, notwithstanding the omission of an appropriate cross-reference. Headings have been inserted in the Disclosure Schedules for convenience of reference only. The Disclosure Schedules are qualified in their entirety by reference to specific provisions of this Agreement. Any item of information, matter or document disclosed or referenced in, or attached to, the Disclosure Schedules shall not (a) be used as a basis for interpreting the terms “material”, or other similar terms in this Agreement or to establish a standard of materiality, (b) represent a determination that such item or matter did not arise in the ordinary course of business, (c) be deemed or interpreted to expand the scope of the Parties’ respective representations and warranties, obligations, covenants, conditions or agreements contained herein, (d) constitute, or be deemed to constitute, an admission of liability or obligation regarding such matter, (e) represent a determination that the consummation of the transactions contemplated by this Agreement requires the consent of any third party, (f) constitute, or be deemed to constitute, an admission to any third party concerning such item or matter or (g) constitute, or be deemed to constitute, an admission or indication by any Party that such item meets any or all of the criteria set forth in this Agreement for inclusion in the Disclosure Schedules. No disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties named below have caused this instrument to be duly executed, all as of the day and year first above written.

EMERSON ELECTRIC CO

By:	/s/ Vincent M. Servello
Name:	Vincent M. Servello
Title:	Vice President, Strategy and Corporate Development

EMR HOLDINGS, INC.

By:	/s/ John A. Sperino
Name:	John A. Sperino
Title:	Vice President & Secretary

[Signature Page to Note Purchase Agreement]

EMERALD JV HOLDINGS L.P.

By:	/s/ Ross Shuster
Name:	Ross Shuster
Title:	President & Chief Executive Officer

EMRLD SELLER NOTES ISSUER LP

By:	/s/ Ross Shuster
Name:	Ross Shuster
Title:	President & Chief Executive Officer

[Signature Page to Note Purchase Agreement]

EXHIBIT A